EXHIBIT 10.6
OCCIDENTAL PETROLEUM CORPORATION
2005 LONG-TERM INCENTIVE PLAN
COMMON STOCK AND SIGN-ON BONUS AND OTHER AWARD
AGREEMENT

Grantee:

Date of Grant:	June 11, 2012

Shares of Common Stock:

Sign-on Bonus Amount:

THIS AGREEMENT (this “Agreement”) is made as of the Date of Grant between OCCIDENTAL PETROLEUM CORPORATION, a Delaware corporation (“Occidental” and, with its subsidiaries, the “Company”), and the Eligible Employee receiving this award (the “Grantee”).

1.           Grant of Common Stock Award.  In accordance with this Agreement and the Occidental Petroleum Corporation 2005 Long-Term Incentive Plan, as the same may be amended from time to time (the “Plan”), Occidental grants to the Grantee as of the Date of Grant, the number of shares of Common Stock set forth above. The Common Stock shall be fully paid and nonassessable and shall be represented by an account registered in the name of the Grantee.

2.           Common Stock Ownership Requirement.  The Grantee shall retain Beneficial Ownership of Shares equal to not less than 50% of the net after-tax Shares received under this Agreement until the third anniversary of the Date of Grant (the “Beneficial Ownership Period”). Compliance with the foregoing requirement shall be determined by reference to the reports filed by the Grantee on Forms 3, 4, and 5, as applicable, pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the aggregate number of Shares reported as Beneficially Owned during the Beneficial Ownership Period shall be not less than the sum of the number of Shares then required to be so owned pursuant to this Agreement and the terms and conditions of any other grant containing this or a similar requirement.  If Grantee is not subject to reporting pursuant to Section 16(a) of the Exchange Act, Grantee shall verify compliance with this Section 2 by providing, as and when requested by Occidental, copies of brokerage or transfer agent statements. For purposes of this Agreement, “Beneficial Ownership” has the meaning ascribed in Rule 16a-1(2) under the Exchange Act.

3.           Return of Common Stock.   In the event that Grantee is terminated for Cause prior to the third anniversary of the Date of Grant, or voluntarily terminates employment prior to the Reference Date, Grantee will immediately return to Occidental within five business days of the effective date of Grantee’s termination, a number of shares of Occidental stock equal to the number of shares of Common Stock granted under this Agreement, on a net after-tax basis, pro-rated based on the number of days remaining following Grantee’s termination date until the end of the three-year period or the Reference Date, respectively.  Grantee will not be required to return any such shares to Occidental in the event Grantee’s employment ends as a result of an Involuntary Termination.

For the purposes of this Agreement:

(a)
“Cause” means (i) Grantee’s willful failure to perform Grantee’s employment duties, (ii) material fraud, embezzlement or theft from Occidental, (iii) material breach of any legal duty to Occidental, (iv) material breach of Occidental Policies, (v) conduct constituting

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moral turpitude or conviction of a felony (or state law equivalent) or plea of guilty or nolo contendre to a felony (or state law equivalent) or (vi) gross negligence that causes harm to Occidental;

(b)
“Involuntary Termination” means termination as a result of death, Disability, termination for the convenience of the Company or Constructive Termination.  “Disability” means Grantee is unable, because of physical or mental incapacity, to perform Grantee’s duties for an aggregate of 6 months out of any 12-month period.  “Constructive Termination” means termination of employment by Grantee within 60 days of a material reduction in Grantee’s authority, duties or responsibilities or Occidental’s requirement that Grantee relocate Grantee’s residence by more than 2000 miles, that is not reasonably remedied within 30 days of Grantee’s written notice of such a reduction or requirement delivered to Occidental within 20 days of the reduction or requirement; provided that such a reduction will not constitute Constructive Termination if it results solely from a combination or sale of the Company (or sale of substantially all its assets) with or to another entity if Grantee retains at least substantially the same executive duties with respect to Occidental’s business as the Grantee had on the date Grantee commenced employment with the Company; and

(c)	“Reference Date” means the date that is 18 months from the date Grantee commenced employment with the Company

4.           Dividend, Voting and Other Rights.  The Grantee shall have all of the rights of a stockholder with respect to the shares of Common Stock, including the right to vote such shares and receive any dividends that may be paid thereon; provided, however, that any additional shares of Common Stock or other securities that the Grantee may become entitled to receive prior to the third anniversary of the Date of Grant pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of Occidental shall be included when calculating the number of shares of Common Stock subject to return pursuant to Section 3.

5.           Grant of Sign-On Bonus.  In accordance with this Agreement and the Plan, Occidental grants to the Grantee as of the Date of Grant, the Sign-on Bonus in the amount set forth above.  The Sign-on Bonus will be paid in three $_______ installments with Grantee’s first regular paycheck following Grantee’s employment date, Grantee’s first anniversary of employment and Grantee’s second anniversary of employment, subject, in each case, to Grantee’s continued employment except as set forth in Section 6(a) below.

6.           Termination Payment.   In accordance with this Agreement and the Plan, Occidental grants to the Grantee as of the Date of Grant the following amounts in the following circumstances.  In the event of:

(I)	Involuntary Termination of Grantee’s employment prior to Grantee’s third anniversary of employment, or

(II)
voluntary termination after the Reference Date and prior to Grantee’s third anniversary of employment; provided that in connection with any such voluntary termination, and no later than the date the earliest payment below would otherwise be paid, Grantee executes an agreement restricting Grantee from, or from assisting others to, directly compete with

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Occidental, acceptable to Occidental lasting the longer of twelve months or until the third anniversary of Grantee’s employment date,

Grantee will receive the following payments under this Award:

a.
The Sign-on Bonus will be paid to Grantee at the sole discretion of the CEO; any such payments will be made at the same times as Grantee would otherwise have received them had Grantee continued to be employed.

b.
Cash payments equivalent to the amounts that would have been payable for Grantee’s Long-Term Incentive awards (both Total Shareholder Return Incentive awards and Restricted Stock Incentive awards) granted prior to Grantee’s third anniversary of employment that would otherwise be forfeited as a result of Grantee’s termination under the terms of such awards, will be paid out at the same time the associated award is paid based on actual Occidental performance.

c.
A cash payment equal to any unvested balances otherwise forfeited under Occidental’s retirement and savings  plans will be paid as soon as administratively practicable following Grantee’s termination date and no later than 60 days after Grantee’s “separation from service” (under Section 409A of the U.S. Internal Revenue Code (Section 409A)), provided that, to the extent required by Section 409A, such payments will be made at the time or times such forfeited balances would otherwise have been paid under the terms of the retirement and savings plans.

Notwithstanding anything to the contrary in this paragraph 6, to the extent that any payments hereunder are subject to Section 409A, references to termination or to termination of employment shall mean “separation from service” (under Section 409A) and to the extent Grantee must be treated as a “specified employee” (under Section 409A), then any payments on account of Grantee’s “separation from service” (under Section 409A), that are subject to the requirements of Section 409A, shall, if required to be made later than the time specified above as a result of the application of Section 409A, be made on the date that is six months and one day following the date of Grantee’s “separation from service” (under Section 409A).

7.           No Employment Contract.  Nothing in this Agreement confers upon the Grantee any right with respect to continued employment by the Company, nor limits in any manner the right of the Company to terminate the employment or adjust the compensation of the Grantee.  Unless otherwise agreed in a writing signed by the Grantee and an authorized representative of the Company, the Grantee’s employment with the Company is at will and may be terminated at any time by the Grantee or the Company.

8.           Taxes and Withholding.  Regardless of any action the Company takes with respect to any or all income tax (including U.S. federal, state and local tax and non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company.  The Grantee further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Common Stock

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Award, including the grant of the Common Stock Award and the receipt of dividends; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Common Stock Award to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Grantee has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Grantee acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable event, the Grantee shall pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items.  In this regard, the Grantee authorizes the Company to withhold all applicable Tax-Related Items legally payable by the Grantee first from the shares issuable pursuant to this Common Stock Award and, if not sufficient, from the Grantee’s wages or other cash compensation.  The Grantee shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Grantees receipt of this Common Stock Award that cannot be satisfied by the means previously described.

Notwithstanding the foregoing, if the Grantee is subject to Section 16(a) of the Exchange Act, Grantee may make an election pursuant to Section 83(b) of the U.S. Internal Revenue Code with respect to the shares of Common Stock granted pursuant to this Agreement.  If the Grantee elects to be taxed as of the Grant Date, the Grantee authorizes the Company to withhold all applicable Tax-Related Items legally payable by the Grantee from the shares issuable pursuant to this Common Stock Award.  If the Grantee elects to be taxed as of the six month anniversary of the Grant Date, the Grantee authorizes the Company to withhold such Tax-related Items from the Grantee’s wages or other cash compensation unless prior to such anniversary date the Grantee makes other arrangements with the Company for payment.

9.           Compliance with Law.  The Company will make reasonable efforts to comply with all federal, state and non-U.S. laws applicable to awards of this type.  However, if it is not feasible for the Company to comply with these laws with respect to the grant or settlement of these awards, then the awards may be cancelled without any compensation or additional benefits provided to Grantee as a result of the cancellation.

10.           Relation to Other Benefits.  The benefits received by the Grantee under this Agreement will not be taken into account in determining any benefits to which the Grantee may be entitled under any profit sharing, retirement or other benefit or compensation plan maintained by the Company, including the amount of any life insurance coverage available to any beneficiary of the Grantee under any life insurance plan covering employees of the Company.  Additionally, this Common Stock Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses or long service awards.  The grant of this Common Stock Award does not create any contractual or other right to receive future grants of Common Stock Awards or benefits in lieu of Common Stock Awards, even if Grantee has a history of receiving Common Stock Awards or other cash or stock awards.

11.           Amendments.  The Plan may be modified, amended, suspended or terminated by the Board at any time, as provided in the Plan.  Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent it is applicable to this Agreement; however, no amendment will adversely affect the rights of the Grantee under this Agreement without the Grantee's consent.

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12.           Severability.  If one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, the invalidated provisions shall be deemed to be separable from the other provisions of this Agreement, and the remaining provisions of this Agreement will continue to be valid and fully enforceable.

13.           Entire Agreement; Relation to Plan; Interpretation.  Except as specifically provided in this Section, this Agreement and the Attachments incorporated in this Agreement constitute the entire agreement between the Company and the Grantee with respect to this Common Stock Award.  This Agreement is subject to the terms and conditions of the Plan.  In the event of any inconsistent provisions between this Agreement and the Plan, the provisions of the Plan control.  Capitalized terms used in this Agreement without definitions have the meanings assigned to them in the Plan.  References to Sections and Attachments are to Sections of, and Attachments incorporated in, this Agreement unless otherwise noted.

14.           Successors and Assigns.  Subject to Sections 2 and 3, the provisions of this Agreement shall be for the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

15.           Governing Law.  The laws of the State of Delaware govern the interpretation, performance, and enforcement of this Agreement.

16.           Privacy Rights.  By accepting this Common Stock Award, the Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement by and among, as applicable, the Company and its affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.  The Grantee understands that the Company holds, or may receive from any agent designated by the Company, certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of this Common Stock Award or any other entitlement to cash or shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan, including complying with applicable tax and securities laws (“Data”).  Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan.  These recipients may be located in the Grantee’s country or elsewhere, and may have different data privacy laws and protections than the Grantee’s country.  By accepting this Agreement, the Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes described above.  The Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Committee in writing.  Refusing or withdrawing consent may affect the Grantee’s ability to participate in the Plan.

17.           Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to this Common Stock Award granted under the Plan or future awards that may be granted under the Plan (if any) by electronic means or to request the Grantee’s consent to participate in the Plan by electronic means.  The Grantee hereby consents to receive such documents by electronic delivery and, if requested, to participate in the Plan

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through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

18.           Grantee’s Representations and Releases.  By accepting this Common Stock Award, the Grantee acknowledges that the Grantee has read this Agreement and understands that (i) the grant of this Common Stock Award is made voluntarily by Occidental in its discretion with no liability on the part of any of its direct or indirect subsidiaries and that, if the Grantee is not an employee of Occidental, the Grantee is not, and will not be considered, an employee of Occidental but the Grantee is a third party (employee of a subsidiary) to whom this Common Stock Award is granted; (ii) all decisions with respect to future awards, if any, will be at the sole discretion of Occidental; (iii) the Grantee’s participation in the Plan is voluntary; (iv) this Common Stock Award is an extraordinary item that does not constitute a regular and recurring item of base compensation; (v) the future value of any Shares issued pursuant to this Common Stock  ward cannot be predicted and Occidental does not assume liability in the event this Common Stock Award has no value in the future; (vi) subject to the terms of any tax equalization agreement between the Grantee and the entity employing the Grantee, the Grantee will be solely responsible for the payment or nonpayment of taxes imposed or threatened to be imposed by any authority of any jurisdiction; and (vii) Occidental is not providing any tax, legal or financial advice with respect to this Common Stock  Award or the Grantee’s participation in the Plan.

In consideration of the grant of this Common Stock Award, no claim or entitlement to compensation or damages shall arise from termination of this Common Stock Award or diminution in value of this Common Stock Award resulting from termination of the Grantee’s employment by the Company (for any reason whatsoever) and, to the extent permitted by law, the Grantee irrevocably releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Common Stock Award, the Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.

By accepting this Common Stock Award, the Grantee agrees, to the extent not contrary to applicable law, to the General Terms of Employment set out on Attachment 1 and the Arbitration Provisions set out on Attachment 2, which, in each case, are incorporated in this Agreement by reference.

19.           Imposition of Other Requirements.  Occidental reserves the right to impose other requirements on the Grantee’s participation in the Plan and on the Common Stock Award, to the extent Occidental determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

20.           Compliance with Section 409A of the Code.  This award is intended to be exempt from Section 409A of the U.S. Internal Revenue Code (“Section 409A”) under Treas. Reg. § 1.409A-1(b)(6) (or any successor provision). Notwithstanding the foregoing, to the extent that the Board determines that the Plan or this award is subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with the applicable provisions of Section 409A to the maximum extent possible.  To the extent that the Board determines that the Plan or this award is subject to Section 409A and fails to comply with the requirements of Section 409A, the Board reserves the right (without any obligation to do so) to amend or terminate the Plan and/or amend, restructure, terminate or replace this award in order to cause

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this award to either not be subject to Section 409A or to comply with the applicable provisions of such section.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Grantee has also executed this Agreement in duplicate.

OCCIDENTAL PETROLEUM CORPORATION

By:

The undersigned Grantee hereby accepts this Common Stock and Sign-On Bonus and Other Award, subject to the terms and conditions of the Plan and the terms and conditions set forth in this Agreement.

Date:

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Attachment 1

General Terms of Employment

A.           Except as otherwise required by law or legal process, the Grantee will not publish or divulge to any person, firm, corporation or institution and will not use to the detriment of Occidental, or any of its subsidiaries or other affiliates, or any of their respective officers, directors, employees or stockholders (collectively, “Occidental Parties”), at any time during or after the Grantee’s employment by any of them, any trade secrets or confidential information of any of them (whether generated by them or as a result of any of their business relationships), including such information as described in Occidental’s Code of Business Conduct and other corporate policies, without first obtaining the written permission of an officer of the Company.

B.           At the time of leaving employment with the Company, the Grantee will deliver to the Company, and not keep or deliver to anyone else, any and all credit cards, drawings, blueprints, specifications, devices, notes, notebooks, memoranda, reports, studies, correspondence and other documents, and, in general, any and all materials relating to the Occidental Parties (whether generated by them or as a result of their business relationships), including any copies (whether in paper or electronic form), that the Grantee has in the Grantee’s possession or control.

C.           The Grantee will, during the Grantee’s employment by the Company, comply with the provisions of Occidental’s Code of Business Conduct.

D.           Except as otherwise required by the Grantee’s job or permitted by law, the Grantee will not make statements about any Occidental Parties (1) to the press, electronic media, to any part of the investment community, to the public, or to any person connected with, employed by or having a relationship with any of them without permission of an officer of the Company or (2) that are derogatory, defamatory or negative.  Nothing herein, however, shall prevent Grantee from making a good faith report or complaint to appropriate governmental authorities.  To the fullest extent permitted by law, Grantee will not interfere with or disrupt any of the Company’s operations or otherwise take actions intended directly to harm any of the Occidental Parties.

E.           All inventions, developments, designs, improvements, discoveries and ideas that the Grantee makes or conceives in the course of employment by the Company, whether or not during regular working hours, relating to any design, article of manufacture, machine, apparatus, process, method, composition of matter, product or any improvement or component thereof, that are manufactured, sold, leased, used or under development by, or pertain to the present or possible future business of the Company shall be a work-for-hire and become and remain the property of Occidental, its successors and assigns.

The provisions of this Section do not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which provides in substance that provisions in an employment agreement providing that an employee shall assign or offer to assign rights in an invention to his or her employer do not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, except for those inventions that either (a) relate, at the time of conception or reduction to practice of the invention, (1) to the business of the employer or (2) to the employer’s actual or demonstrably anticipated research or development, or (b) result from any work performed by the employee for the employer.

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F.           The foregoing General Terms of Employment are not intended to be an exclusive list of the employment terms and conditions that apply to the Grantee.  The Company, in its sole discretion, may at any time amend or supplement the foregoing terms.  The Grantee’s breach of the foregoing General Terms of Employment will entitle the Company to take appropriate disciplinary action, including, without limitation, reduction of the Common Stock and Sign-On Bonus and Other Awards granted pursuant to this Agreement and termination of employment.

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Attachment 2

Arbitration Provisions

Any dispute arising out of or in any way related to the Grantee’s employment with the Company, or the termination of that employment, will be decided exclusively by final and binding arbitration pursuant to any procedures required by applicable law.  To the extent not inconsistent with applicable law, any arbitration will be submitted to American Arbitration Association (“AAA”) and subject to AAA Employment Arbitration Rules and Mediation Procedures in effect at the time of filing of the demand for arbitration.  Only the following claims are excluded from this Agreement: (1) claims for workers’ compensation, unemployment compensation, or state disability benefits, and claims based upon any pension or welfare benefit plan the terms of which contain an arbitration or other non-judicial dispute resolution procedure, (2) to the extent permitted by applicable law, claims for provisional remedies to maintain the status quo pending the outcome of arbitration, (3) claims based on compensation award agreements and incentive plans and (4) claims which are not permitted by applicable law to be subject to a binding pre-dispute arbitration agreement.

Any controversy regarding whether a particular dispute is subject to arbitration under this Section shall be decided by the arbitrator.

To the extent required under applicable law, the Grantee’s responsibility for payment of the neutral arbitrator’s fees and expenses shall be limited to an amount equal to the filing fee that would be required for a state trial court action and the Company shall pay all remaining fees and expenses of the arbitrator.  Unless otherwise required under applicable law, the parties shall each pay their pro rata share of the neutral arbitrator's expenses and fees.  Any controversy regarding the payment of fees and expenses under this arbitration provision shall be decided by the arbitrator.

The arbitrator may award any form of remedy or relief (including injunctive relief) that would otherwise be available in court.  Any award pursuant to said arbitration shall be accompanied by a written opinion of the arbitrator setting forth the reason for the award.  The award rendered by the arbitrator shall be conclusive and binding upon the parties hereto, and judgment upon the award may be entered, and enforcement may be sought in, any court of competent jurisdiction. To the extent not inconsistent with applicable laws, the arbitrator will have the authority to hear and grant motions.

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